Exhibit 4.1

EXECUTION VERSION

FOURTH AMENDMENT TO THIRD AMENDED

AND RESTATED RIGHTS AGREEMENT

This Fourth Amendment to Third Amended and Restated Rights Agreement (this “Amendment”) by and between Harvest Natural Resources, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, N.A., a California corporation (the “Rights Agent”), is made and entered into as of June 19, 2015.

RECITALS

WHEREAS, the Company and the Rights Agent are parties to the Third Amended and Restated Rights Agreement, dated as of August 23, 2007, as amended by the Amendment to Third Amended and Restated Rights Agreement, dated as of October 28, 2010, by the Second Amendment to Third Amended and Restated Rights Agreement, dated as of February 1, 2013, and by the Third Amendment to Third Amended and Restated Rights Agreement, dated as of April 24, 2015 (as so amended, restated and further amended, the “Rights Agreement”).

WHEREAS, CT Energy Holding SRL, a Barbados Society with Restricted Liability (the “Investor”), the Company and the Subsidiary Guarantors thereto contemplate entering into a Securities Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company will, among other things, sell and issue to the Investor (i) a 15.0% non-convertible senior secured note due 2020 in the principal amount of $25,225,000 (the “Non-Convertible Note”), (ii) a 9.0% convertible senior secured note due 2020 in the principal amount of $6,975,000 (the “Convertible Note”), (iii) a 15.0% non-convertible senior secured note due 2020 in the principal amount of up to $12,000,000 (the “Additional Draw Note,” and together with the Non-Convertible Note and the Convertible Note, the “Notes”), (iv) a warrant (the “Warrant”) to purchase up to 34,070,820 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), and (v) shares of the Company’s Series C preferred stock, par value $0.01 per share (the “Series C Shares”). The Notes, the Warrant, the Series C Shares and any shares of Common Stock acquired by the Investor pursuant to the pre-emptive rights granted to the Investor pursuant to Section 6.12 of the Purchase Agreement or the open market purchase rights granted to the Investor pursuant to Section 6.13 of the Purchase Agreement are referred to collectively as the “Investment Securities” and the purchase and sale of the Investment Securities is referred to as the “Investment.” The Board of Directors of the Company has approved the Purchase Agreement and the Investment.

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Distribution Date (as defined in the Rights Agreement), the Company may, and the Rights Agent shall if the Company so directs, from time to time supplement and amend the Rights Agreement.

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto hereby agree as follows:

1. Section 1 of the Rights Agreement.

Section 1 of the Rights Agreement is hereby amended and supplemented to add the following definitions in the appropriate locations:

“Investment Securities” means any and all of (i) the Non-Convertible Note, the Convertible Note, the Additional Draw Note, the Series C Shares and the Warrant (each, as defined in the Purchase Agreement), (ii) the securities of the Company issued or issuable upon the conversion or exercise of the Convertible Note, the Warrant or any security of the Company into which the Convertible Note may be converted, (iii) the Pre-emptive Shares, and (iv) the Open Market Purchase Shares.

“Investor” means CT Energy Holding SRL, a Barbados Society with Restricted Liability, and its Affiliates and Associates.

“Open Market Purchase Shares” means any shares of Common Stock acquired by the Investor pursuant to the open market purchase rights granted to the Investor pursuant to Section 6.13 of the Purchase Agreement.

“Pre-emptive Shares” means any shares of Common Stock acquired by the Investor pursuant to the pre-emptive rights granted to the Investor pursuant to Section 6.12 of the Purchase Agreement.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of June 19, 2015, by and between the Company, the Subsidiary Guarantors thereto and the Investor, as it may be amended from time to time.

2. Section 1(a) of the Rights Agreement.

The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, the Investor shall not be deemed to be an Acquiring Person solely as a result of (i) the execution of the Purchase Agreement, (ii) the purchase and sale of the Investment Securities and the exercise of all rights thereunder or (iii) the consummation of any other transaction contemplated in the Purchase Agreement. The preceding sentence shall not apply at any time the Investor acquires or holds Beneficial Ownership of Common Shares otherwise than pursuant to clauses (i), (ii), or (iii) in the preceding sentence.”

3. Section 1(i) of the Rights Agreement.

The definition of “Shares Acquisition Date” in Section 1(i) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred solely as the result of the (i) the execution of the Purchase Agreement, (ii) the purchase and sale of the Investment Securities and the exercise of all rights thereunder or (iii) the consummation of any other transaction contemplated in the Purchase Agreement. The preceding sentence shall not apply at any time the Investor acquires or holds Beneficial Ownership of Common Shares otherwise than pursuant to clauses (i), (ii), or (iii) in the preceding sentence.”

4. Section 3(a) of the Rights Agreement.

The definition of “Distribution Date” in Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “. . . the earlier of such dates being herein referred to as the ‘Distribution Date’” in the fourth parenthetical in subsection 3(a)(ii):

“; provided, that notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the execution of the Purchase Agreement, (ii) the purchase and sale of the Investment Securities and the exercise of all rights thereunder or (iii) the consummation of any other transaction contemplated in the Purchase Agreement; provided, further, that the preceding proviso shall not apply at any time the Investor acquires or holds Beneficial Ownership of Common Shares otherwise than pursuant to clauses (i), (ii), or (iii) in the preceding proviso”

5. Section 3 of the Rights Agreement.

Section 3 of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end thereof as Section 3(d):

“Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement solely as the result of (i) the execution of the Purchase Agreement, (ii) the purchase and sale of the Investment Securities and the exercise of all rights thereunder or (iii) the consummation of any other transaction contemplated in the Purchase Agreement. The preceding sentence shall not apply at any time the Investor acquires or holds Beneficial Ownership of Common Shares otherwise than pursuant to clauses (i), (ii), or (iii) in the preceding sentence.”

6. Effectiveness of the Amendment. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

7. Other Terms of the Rights Agreement. Except as otherwise provided in this Amendment, all other terms of the Rights Agreement shall remain in full force and effect. All references in the Rights Agreement to “this Agreement” shall be read as references to the Rights Agreement, as amended by this Amendment, but references to the date of the Rights Agreement shall remain references to August 23, 2007.

8. Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

9. Choice of Law. The parties intend that the laws of the State of Delaware shall govern the validity of this Amendment, the construction of its terms and the interpretation of the rights and duties of the parties hereto, without regard to conflict of laws provisions.

10. Severability. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

11. Waiver. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Harvest Natural Resources, Inc.

Attest:

By:	/s/ Keith L. Head		By:	/s/ James A. Edmiston
	Name:	Keith L. Head		Name:	James A. Edmiston
	Title:	Vice President, General Counsel and Corporate Secretary		Title:	President & Chief Executive Officer

Wells Fargo Bank, N.A.

Attest:

By:	/s/ Martin J. Knapp		By:	/s/ Darcie Rummel
	Name: Martin J. Knapp			Name: Darcie Rummel
	Title: Vice President			Title: Officer

[Signature Page to Rights Agreement Amendment]